SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13D

                 Under the Securities Exchange Act of 1934

                             (Amendment No. 1)

                            Just For Feet, Inc.
                              (Name of Issuer)

                 Common Stock, par value $0.0001 per share
                       (Title of Class of Securities)

                                 48213P106
                               (CUSIP Number)

                           Sneaker Guarantee LLC
                         c/o Thomas H. Lee Company
                              75 State Street
                        Boston, Massachusetts 02109
                               (617) 227-1050
               (Name, Address and Telephone Number of Person
             Authorized to Receive Notices and Communications)


                             September 10, 1998
                       (Date of Event which Requires
                         Filing of this Statement)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].



                                SCHEDULE 13D

      CUSIP No. 48213P106

      _______________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Sneaker Guarantee LLC
      _______________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _______________________________________________________________________
      (3)  SEC USE ONLY

      _______________________________________________________________________
      (4)  SOURCE OF FUNDS
                  OO
      _______________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                              (  )

      _______________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
       _______________________________________________________________________
                                          (7)  SOLE VOTING POWER
             NUMBER OF
              SHARES                      ___________________________________
          BENEFICIALLY                    (8)  SHARED VOTING POWER
             OWNED BY                            1,849,946 (See Item 5)
               EACH                       ___________________________________
             REPORTING                    (9)  SOLE DISPOSITIVE POWER
              PERSON                      ___________________________________
               WITH                       (10) SHARED DISPOSITIVE POWER
                                                 1,849,946 (See Item 5)
      _______________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,849,946 (See Item 5)
      _______________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
            SHARES ( )

      _______________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                6.1% (See Item 5)
      _______________________________________________________________________
      (14)  TYPE OF REPORTING PERSON

                  OO
      _______________________________________________________________________



                                SCHEDULE 13D

      CUSIP No. 48213P106

      _______________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Thomas H. Lee Equity Fund III, L.P.
      _______________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)  ( )
                                                                      (b)  (x)
      _______________________________________________________________________
      (3)  SEC USE ONLY

      _______________________________________________________________________
      (4)  SOURCE OF FUNDS
                  OO
      _______________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                              (  )

      _______________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
      _______________________________________________________________________
                                          (7)  SOLE VOTING POWER
             NUMBER OF
              SHARES                      ___________________________________
          BENEFICIALLY                    (8)  SHARED VOTING POWER
             OWNED BY                             1,849,946 (See Item 5)
               EACH                       ___________________________________
             REPORTING                    (9)  SOLE DISPOSITIVE POWER
              PERSON
               WITH                       ___________________________________
                                          (10)  SHARED DISPOSITIVE POWER
                                                  1,849,946 (See Item 5)
      _______________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,849,946 (See Item 5)
      _______________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
            SHARES ( )

      _______________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
               6.1% (See Item 5)
      _______________________________________________________________________
      (14)  TYPE OF REPORTING PERSON

                  PN
      _______________________________________________________________________



                                SCHEDULE 13D

      CUSIP No. 48213P106
      _______________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  THL Equity Advisors III Limited Partnership
      _______________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)  ( )
                                                                      (b)  (x)
      _______________________________________________________________________
      (3)  SEC USE ONLY

      _______________________________________________________________________
      (4)  SOURCE OF FUNDS
                  OO
      _______________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                              (  )

      _______________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Massachusetts
      _______________________________________________________________________
                                          (7)  SOLE VOTING POWER
             NUMBER OF
              SHARES                      ___________________________________
          BENEFICIALLY                    (8)  SHARED VOTING POWER
             OWNED BY                             1,849,946 (See Item 5)
               EACH                       ___________________________________
             REPORTING                    (9)  SOLE DISPOSITIVE POWER
              PERSON
               WITH                       ___________________________________
                                          (10)  SHARED DISPOSITIVE POWER
                                                   1,849,946 (See Item 5)

      _______________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,849,946 (See Item 5)

      _______________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
            SHARES ( )

      _______________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
               6.1% (See Item 5)
      _______________________________________________________________________
      (14)  TYPE OF REPORTING PERSON

                  PN
      _______________________________________________________________________



                                SCHEDULE 13D

      CUSIP No. 48213P106

      _______________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  THL Equity Trust III
      _______________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)  ( )
                                                                      (b)  (x)
      _______________________________________________________________________
      (3)  SEC USE ONLY

      _______________________________________________________________________
      (4)  SOURCE OF FUNDS
                  N/A
      _______________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                              (  )

      _______________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Massachusetts
      _______________________________________________________________________
                                          (7)  SOLE VOTING POWER
             NUMBER OF
              SHARES                      ___________________________________
          BENEFICIALLY                    (8)  SHARED VOTING POWER
             OWNED BY                             1,849,946 (See Item 5)
               EACH                       ___________________________________
             REPORTING                    (9)  SOLE DISPOSITIVE POWER
              PERSON
               WITH                       ___________________________________
                                          (10)  SHARED DISPOSITIVE POWER
                                                   1,849,946 (See Item 5)
      _______________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,849,946 (See Item 5)
      _______________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
            SHARES ( )

      _______________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
               6.1% (See Item 5)
      _______________________________________________________________________
      (14)  TYPE OF REPORTING PERSON

                  OO
      _______________________________________________________________________




            This Amendment No. 1 to Schedule 13-D (this "Amendment No. 1") is being jointly filed by the following persons (collectively, the "Reporting Persons") pursuant to Rule 13d-(1)(f) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

      (1) Sneaker Guarantee LLC, a Delaware limited liability company ("Sneaker"), by virtue of its direct beneficial ownership of 926,355 shares of Common Stock (the "Shares"), and 926,355 warrants, each of which has a five-year term and represents the right to purchase .99701626 of a share of Common Stock at an exercise price of $21.59 per share, subject to antidilution adjustment (the "Warrants").

      (2) Thomas H. Lee Equity Fund III, L.P., a Delaware limited partnership ("Equity Fund III"), by virtue of its direct beneficial ownership of an 83.4% equity interest in Sneaker, which represents a majority controlling interest in Sneaker;

      (3) THL Equity Advisors III Limited Partnership, a Massachusetts limited partnership ("Advisors III"), as sole general partner of Equity Fund III and as sole Manager of Sneaker; and

      (4) THL Equity Trust III, a Massachusetts business trust ("Trust III"), as sole general partner of Advisors III.

            This Amendment No. 1 amends, to the extent set forth herein,
Item 5 of a statement on Schedule 13-D dated July 2, 1998, originally filed by the Reporting Persons (the "Existing Schedule 13-D"), relating to the Common Stock of JFF. Capitalized terms used in this Amendment No. 1 and not otherwise defined herein shall have the meanings ascribed to such terms in the Existing Schedule 13-D.


ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER.

            Sneaker redeemed some of the Units in Sneaker held by Equity Fund III and others and certain former holders of securities of Sneaker Stadium, Inc. purchased those Units from Sneaker. As a result of these transactions, the beneficial ownership interest held in Sneaker by Equity Fund III has decreased from 85.8% to 83.4%.

            In addition, as contemplated by an earlier transaction, Sneaker has granted to certain former subordinated creditors of Sneaker Stadium, Inc. the right to the economic value realized by Sneaker with respect to the disposition of 20,000 of the Warrants (or the Common Stock underlying such Warrants).

            After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each such person certifies that the information set forth in this statement is true, complete and correct.


                              SNEAKER GUARANTEE LLC

                              By:   THL Equity Advisors III Limited
                                    Partnership, its Manager

                              By:   THL Equity Trust III,
                                    its General Partner


Date:  September 10, 1998           By  /s/ Wendy Masler
                                        ______________________________
                                    Name:   Wendy Masler
                                    Title:  Treasurer


                              THOMAS H. LEE EQUITY FUND III, L.P.

                              By:   THL Equity Advisors III Limited
                                    Partnership, its General Partner

                              By:   THL Equity Trust III,
                                    its General Partner


Date:  September 10, 1998           By  /s/ Wendy Masler
                                        _____________________________
                                    Name:   Wendy Masler
                                    Title:  Treasurer


                              THL EQUITY ADVISORS III LIMITED PARTNERSHIP

                              By:   THL Equity Trust III,
                                    its General Partner


Date:  September 10, 1998           By  /s/ Wendy Masler
                                        ____________________________
                                    Name:   Wendy Masler
                                    Title:  Treasurer


                            THL EQUITY TRUST III


Date:  September 10, 1998           By  /s/ Wendy Masler
                                        ____________________________
                                    Name:   Wendy Masler
                                    Title:  Treasurer